EXHIBIT 21

CONMED Corporation
Subsidiaries of the Registrant

Name	State or Country of Incorporation

Aspen Laboratories, Inc.	Colorado
Biorez, Inc.	Delaware
Biorez Pty Ltd	Australia
Buffalo Filter LLC	Delaware
CONMED Andover Medical, Inc.	New York
CONMED Austria GmbH	Austria
CONMED Denmark ApS	Denmark
CONMED Deutschland GmbH	Germany
CONMED Endoscopic Technologies, Inc.	Massachusetts
CONMED Finland Oy	Finland
CONMED France SAS	France
CONMED Iberia SL	Spain
CONMED Italia SrL	Italy
CONMED Japan K. K.	Japan
CONMED Linvatec Australia PTY Ltd	Australia
CONMED Linvatec (Beijing) Medical Appliances Co., Ltd	China
CONMED Switzerland GmbH	Switzerland
CONMED U.K. Ltd.	United Kingdom
Consolidated Medical Equipment Company S. de R.L. de C.V.	Mexico
EndoDynamix, Inc.	Delaware
GWH Limited Partnership	Florida
Conmed do Brasil Comércio Importação e Exportação de Produtos Médicos Hospitalares Ltda.	Brazil
In2Bones Global, Inc.	Delaware
In2Bones SAS	France
Largo Lakes I Limited Partnership	Delaware
Linvatec Corporation	Florida
Linvatec Belgium NV	Belgium
Linvatec Canada ULC	Canada
CONMED Europe BV	Belgium
CONMED Korea Ltd.	Korea
Linvatec Nederland B.V.	Netherlands
Linvatec Polska Sp. z.o.o	Poland
Linvatec Conmed Sweden AB	Sweden
Palmerton Holdings, Inc.	New York
SurgiQuest, Inc.	Delaware
Viking Systems, Inc.	Delaware
Linvatec India Private Limited	India